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                    [LETTERHEAD OF KUTAK ROCK APPEARS HERE]

                                                                           EX. 8




                               February 6, 1998



Flagstar Capital Corporation
2600 Telegraph Road
Bloomfield Hills, Michigan 48302

        Re:  Certain Federal Income Tax Issues

Ladies and Gentlemen:

     We have acted as your tax counsel in connection with the proposed issuance of certain securities pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the "Commission"), as amended from time to time, and including all amendments and supplements thereto, as of the time it became effective (the "Registration Statement").

     You have requested our opinion concerning your characterization as a real estate investment trust (a "REIT") under the provision of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is based on various facts and assumptions including but not limited to an assumption to the effect that you will conduct our operations in a manner not materially different from the description of such operations set forth in the Registration Statement. In addition, in connection with rendering this opinion, your Executive Officers will deliver an Officers' Certificate to us and, with your permission, we will rely upon such Certificate.

     Based on such facts, assumptions and the Certificate, it is our opinion as of the date hereof that, commencing with your taxable year ending December 31, 1998, you will be organized in conformity with the requirements for qualification as a REIT and your proposed method of operation will enable you to meet the requirements for qualification as a REIT under the Code.

     This opinion is based in part on the Code, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth
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Flagstar Capital Corporation
February 6, 1998
Page 2


in the Registration Statement of the Officer's Certificate furnished to us may affect the conclusions stated herein. Moreover, your qualification and taxation as a REIT depends upon your ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not and will not be reviewed by Kutak Rock. Accordingly, no assurance can be given that the actual results of your operations for any taxable year will satisfy such requirements. Terms not defined herein have the same meaning ascribed to them in the Registration Statement.

     This opinion is rendered only to you and is solely for your benefit in connection with the transactions described in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. Please be advised that we have rendered no opinion regarding tax issues, other than as set forth herein. Further, please be advised that we have undertaken no obligation to revise this opinion based upon modifications of your operations or in the applicable provisions of the Code which occur subsequent to the date hereof. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the captions "FEDERAL INCOME TAX CONSIDERATIONS" and "LEGAL MATTERS" therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,


                                        /s/ KUTAK ROCK